UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2006

LASERSIGHT INCORPORATED
(Exact name of registrant as specified in its charter)

Commission File Number: 0-19671

Delaware	65-0273162
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6848 Stapoint Court, Winter Park, FL 32792
(Address of principal executive offices, including zip code)

407-678-9900
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02   Termination of a Material Definitive Agreement.

          On July 27, 2006, the Company and General Electric Capital Corporation (“GE”) terminated the Third Amended and Restated Secured Term Note dated June 30, 2004, as amended (the “GE Note”), made by the Company in the original principal amount of $2,149,249.23.  As disclosed in the Company’s periodic reports, the Company signed the three-year Note on August 30, 2004, the Note bore interest at the rate of nine percent (9%), and it was secured by all of the Company’s assets.

          On June 7, 2006, the Company received a letter (the “Notice”) from General Electric Capital Corporation (“GE”) formally notifying the Company of certain defaults under the GE Note.  On June 16, 2006, the Company received a waiver letter from GE, which indicated that GE would waive the specified defaults.  The letter also stated that the Company would be required to pay a fee of $10,000.00 on August 1, 2006; however, that fee would be reduced to $0 if all of the Company’s obligations under the GE Note were paid in full on or before July 31, 2006.  The Company agreed to the terms of the waiver letter; and it pursued and obtained alternative financing, as described in Item 2.03 below, enabling the Company to avoid the additional fee to GE by paying off all indebtedness under the GE Note on July 27, 2006, which amounted to 575,561.12 on that date.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

          (a) (1)  The Company and its subsidiary, Lasersight Technologies, Inc. (together, the “Borrowers”) entered into a Loan Agreement (the “NIIC Loan Agreement”) with New Industries Investment Consultants (HK) Ltd. (the “Lender”), an affiliate of the Company, dated as of July 26, 2006.  The Lender advanced funds in the amount of $750,000.00 to the Company on that date.  The purpose of the loan transaction was to allow the Company to pay in full its obligations to GE under the GE Note.  As previously disclosed in the Company’s periodic reports, the Company had received notice from GE regarding specified defaults, and GE subsequently agreed to waive the specified defaults for a fee of $10,000.00, which fee would be reduced to $0 if the Company paid in full all of its obligations under the GE Note on or before July 31, 2006.  The NIIC Loan Agreement enabled the Company to meet the GE deadline and avoid paying the additional fee.

              (2)  The NIIC Loan Agreement provides for a loan to the Company (the “Loan”) in the maximum principal amount of $3,000,000.00, with an initial disbursement to the Company of $750,000.00.  Interest of nine percent (9%) per annum will accrue on the unpaid balance of the Loan, and such interest and the entire balance of principal, fees, costs and expenses shall be due and payable on June 30, 2007 (the “Maturity Date”).  The Loan may be prepaid, in full or in part, without penalty.  The Company agreed to pay a fee to the Lender of $15,000.00, as well as the Lender’s reasonable transaction costs related to the Loan, all of which will be due on the Maturity Date.  If not paid by the Maturity Date, the unpaid balance of the Loan will bear interest at the rate of twelve percent (12%) per annum.

               (3)  Other terms and conditions of the Loan are nearly identical to the terms and conditions set forth in the Promissory Note and Security Agreement dated December 1, 2003, and the Restated Promissory Note dated August 31, 2004, made by the Borrowers in favor of the Lender (the “Prior Loan Documents”).  Such terms and conditions from the Prior Loan Documents were incorporated by reference into the NIIC Loan Agreement, to the extent that such terms and conditions do not conflict with the terms and conditions specifically set forth in the NIIC Loan Agreement.  However, one significant difference is that the Loan is not convertible into shares of the common stock of the Company.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LASERSIGHT INCORPORATED

Date: August 2, 2006	By:	/s/ Danghui (“David”) Liu

Danghui (“David”) Liu
Chief Executive Officer